EXHIBIT 99



  Contacts:
     For Johnson & Johnson:                      For Cordis Corporation:
     Press          F. Robert Kniffin                     Chick McDowell
                    (908) 524-3535                        (305) 824-2821

    Investors       Annie H. Lo                           Fred Garcia or
                    (908) 524-6491                        Gene Donati
                                                          Clark & Weinstock
                                                          (212) 953-2550


                                           FOR IMMEDIATE RELEASE

                    JOHNSON & JOHNSON AND CORDIS CORPORATION SIGN
                             DEFINITIVE MERGER AGREEMENT

                    ---------------------------------------------


                  New Brunswick, N.J., and Miami, FL., November 13, 1995 -- Johnson & Johnson (NYSE:JNJ) and Cordis Corporation (NASDAQ:CORD) today announced that they have signed a definitive merger agreement for a $109 per share stock-for-stock merger of the two companies.

                  Under terms of the agreement, the amount of Johnson & Johnson stock that would be issued in the merger for each Cordis share would be the result of dividing $109 by the average of the closing prices per Johnson & Johnson share for the ten trading days prior to the closing of the merger. Cordis has approximately 17.6 million shares outstanding on a fully diluted basis, giving the merger a total equity value, net of cash, of approximately $1.8 billion.

                  Johnson & Johnson and Cordis expect to file shortly a proxy statement/prospectus with respect to the Cordis shareholders' meeting to approve the merger and the registration of the Johnson & Johnson common stock to be issued in the merger. The parties said that they would expect that the shareholders meeting could be held in approximately 90 days. The merger requires the approval of the holders of a majority of the outstanding Cordis shares.

                  Under the merger agreement, Johnson & Johnson will conduct a due diligence review of Cordis during the next 45 days and has the right during that period to terminate the merger agreement based on that review.

                  Cordis Corporation and its subsidiaries manufacture and market a variety of medical devices and systems for the cardiology, electrophysiology, radiology, interventional neuroradiology and neuroscience markets.

                  Johnson & Johnson, with approximately 82,000 employees, is the world's largest and most comprehensive manufacturer of health care products serving the consumer, pharmaceutical, diagnostics and professional markets. Johnson & Johnson has 160 operating companies in 50 countries around the world, selling products in more than 175 countries. For the first nine months of 1995, Johnson & Johnson reported consolidated sales of $14.0 billion for its worldwide operations, an increase of 20.2% over the worldwide sales of $11.64 billion for the same period a year ago. Consolidated earnings for the first nine months of 1995 were $1.94 billion, up 19.0%.

                  The merged company will be called Cordis, a Johnson & Johnson Company, and will continue to be headquartered in Miami, Florida.

                                       #  #  #